SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)*

DIGEX, Incorporated

(Name of Issuer)

Common Stock

(Title of Class of Securities)

253754105

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

                     *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 253754105		13 G	Page 2 of 16 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates I.R.S. #13-6300995

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105	13 G	Page 3 of 16 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates II, L.P. I.R.S. #13-3844754

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105	13 G	Page 4 of 16 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter O. Crisp

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTURCTION BEFORE FILLING OUT!

CUSIP No. 253754105		13 G	Page 5 of 16 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony B. Evnin

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

 *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105	13 G	Page 6 of 16 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David R. Hathaway

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105		13 G	Page 7 of 16 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Patrick F. Latterell

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105	13 G	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ted H. McCourtney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

6	SHARED VOTING POWER

0

7	SOLE DISPOSITIVE POWER

0

8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105		13 G	Page 9 of 16 Pages

NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ray A. Rothrock

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105	13 G	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kimberley A. Rummelsburg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

6	SHARED VOTING POWER

0

7	SOLE DISPOSITIVE POWER

0

8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 253754105		13 G	Page 11 of 16 Pages

1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony Sun

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

0

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Page 12 of 16 Pages

                         Introductory Note:  This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Peter O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of DIGEX, Incorporated.

Item 1(a)	Name of Issuer

DIGEX, Incorporated

Item 1(b)	Address of Issuer’s Principal Executive Offices

6800 Virginia Manor Road
Beltsville, Maryland 20705

Item 2(a)	Name of Person Filing

Venrock Associates (“Venrock”)
Venrock Associates II, L.P. (“Venrock II”)

Peter O. Crisp
Anthony B. Evnin
David R. Hathaway
Patrick F. Latterell
Ted H. McCourtney
Ray A. Rothrock
Kimberley A. Rummelsburg
Anthony Sun

Item 2(b)	Address of Principal Business Office or, if none, Residence

	New York Office:	Menlo Park Office:	Cambridge Office:

	30 Rockefeller Plaza	2494 Sand Hill Road	One Canal Park
	Room 5508	Suite 200	Suite 1120
	New York, NY 10112	Menlo Park, CA 94025	Cambridge, MA 02142

Item 2(c)	Citizenship

Venrock and Venrock II are limited partnerships organized in the State of New York.  Anthony B. Evnin, David R. Hathaway, Ray A. Rothrock and Anthony Sun are General Partners of Venrock and Venrock II and are all citizens of the United States of America.  Peter O. Crisp, Patrick F. Latterell, Ted H. McCourtney and Kimberley A. Rummelsburg are retired General Partners of Venrock and Venrock II and are all citizens of the United States of America.

Item 2(d)	Title of Class of Securities

Common Stock

Item 2(e)	CUSIP Number

253754105

Item 3	Not applicable.

Page 13 of 16 Pages

Item 4	Ownership

(a) and (b)

Each of Venrock and Venrock II beneficially owns no shares or 0.0% of the outstanding shares of common stock.

Each of Peter O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun beneficially owns no shares or 0.0% of the outstanding shares of common stock.

(c)

Each of Venrock and Venrock II has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock.

Each of Peter O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6	Ownership of More than Five Percent of Behalf on Another Person

No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

This schedule is being filed pursuant to 13d-1(d).  The identities of the four General Partners of Venrock and Venrock II and the four retired General Partners of Venrock and Venrock II are stated in Item 2.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

Page 14 of 16 Pages

SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2003	VENROCK ASSOCIATES

	By:	/s/ Anthony B. Evnin

Anthony B. Evnin General Partner

February 14, 2003	VENROCK ASSOCIATES II, L.P.

	By:	/s/ Anthony B. Evnin

Anthony B. Evnin General Partner

February 14, 2003		GENERAL PARTNERS

/s/ Peter O. Crisp

Peter O. Crisp

/s/ Anthony B. Evnin

Anthony B. Evnin

/s/ David R. Hathaway

David R. Hathaway

/s/ Patrick F. Latterell

Patrick F. Latterell

/s/ Ted H. McCourtney

Ted H. McCourtney

/s/ Ray A. Rothrock

Ray A. Rothrock

/s/ Kimberley A. Rummelsburg

Kimberley A. Rummelsburg

/s/ Anthony Sun

Anthony Sun

Page 15 of 16 Pages

EXHIBIT INDEX

Exhibit No.		Page No.

99.1	Agreement pursuant to 13d-1(k)(1) among Venrock Associates, Venrock Associates II, L.P. and the General Partners thereof	16